Exhibit 10.6

Execution Version

July 13, 2019

Mr. Manuel Henriquez

c/o Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105-2669

Attention: Michael D. Weil

Dear Manuel,

Hercules Capital, Inc. (the "Company") and you have mutually agreed that you are voluntarily separating from the Company and its subsidiaries and affiliates in all capacities effective July 13, 2019 (the “Separation Date”).  You and the Company mutually confirm that your separation is not as a result of any disagreement between you and the Company regarding the operations, disclosures, policies and practices of the Company and its subsidiaries and affiliates.  We wish to confirm the arrangements to which you and the Company have agreed.

1.

Separation.  Your separation from the Company and its subsidiaries and affiliates will be effective on the “Separation Date,” and you will not seek, and you hereby waive, any reemployment or reinstatement.

2.	Separation Pay and Other Benefits.

(a).In exchange for the promises herein made by you, the Company agrees (i) to pay you a monetary sum of $2,500,000 (the “Cash Portion”), (ii) to settle 263,894 vested, but deferred restricted stock units, and 50,245 vested, but deferred dividend equivalent units, under the Restricted Stock Unit Award Agreement, effective as of January 24, 2017, by and between the Company and you (the “2017 RSU Agreement”) and 95,878 vested, but deferred restricted stock units, and 8,337 vested, but deferred dividend equivalent units, under the Restricted Stock Unit Award Agreement, effective as of January 9, 2018, by and between the Company and you (the “2018 RSU Agreement”), (iii) to accelerate the vesting of 274,487 restricted stock units under the Restricted Stock Unit Award Agreement, effective as of January 31, 2019, by and between you and the Company (the “2019 RSU Agreement”) (such settled restricted stock units and accelerated restricted stock units, the “Stock Portion”) and (iv) to provide you the American Flag artwork by Dave Cole located outside of your office at the Company’s offices in Palo Alto, California (such artwork together with the Stock Portion and the Cash Portion, the “Separation Pay”), in each case, minus applicable tax withholdings and standard payroll deductions. The aggregate number of shares you are entitled to under this Agreement, the 2017 RSU Agreement, the 2018 RSU Agreement, the 2019 RSU Agreement, the Restricted Stock Award Agreement, effective as of January 9, 2018, by and between you and the Company (the “RSA Agreement”) and the Retention Performance Stock Unit Award Agreement, effective as of May 2, 2018, by and between the Company and you (the “PSU Agreement”) shall not exceed 692,841 shares, and, except as provided above, you shall not be entitled to any dividend equivalent units under any Restricted Stock Unit Award Agreement (including, without limitation, the PSU Agreement), whether vested or unvested, that have accrued at any time and from time to time.  Except as provided above, any such dividend equivalent units shall be forfeited under Section 3(vii) below in their entirety.  The

Cash Portion shall be paid after the expiration of the Revocation Period described in Section 19 in three installments as follows: (i) $1,500,000 as soon as reasonably practicable after the expiration of the Revocation Period described in Section 19, and in no event later than seven (7) days following the expiration of such Revocation Period; (ii) $500,000 on the six-month anniversary of the Separation Date; and (iii) $500,000 on the one-year anniversary of the Separation Date. The Stock Portion shall be issued to you as soon as reasonably practicable after the expiration of the Revocation Period described in Section 19, and in no event later than fifteen (15) days following the expiration of such Revocation Period; provided, however, that to the extent not outstanding, the Stock Portion will be considered outstanding shares for any dividend declared on shares on or after the Separation Date (regardless of the settlement date) provided that this Agreement becomes effective and irrevocable.  You expressly acknowledge and agree that settlement of the Stock Portion is subject to you promptly paying to the Company in cash all taxes required to be withheld in connection with the settlement of the Stock Portion; provided, however, that the Company shall, at your election (which election shall be made no later than two (2) business days after the Revocation Period described in Section 19 expires), satisfy the tax liability by withholding shares from the acceleration and/or settlement of the Stock Portion having a fair market value equal to the tax withholding obligation based on the closing price on the date of settlement.  You acknowledge and agree that you will not be entitled to any future equity or other awards from the Company and no further vesting with respect to any prior or future grants. You acknowledge further that the Separation Pay is not a benefit to which you would otherwise be entitled as a result of your employment with the Company.

(b).Subject to the provisions of Section 2(a), as additional consideration for this Agreement, the Company will reimburse the entire amount of your health insurance premiums (for you and your eligible dependents) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), upon your timely application for COBRA benefits and your remaining eligible for COBRA benefits, for a period of eighteen (18) months from the Separation Date, starting as soon as practicable after you complete the appropriate COBRA election form(s) and the Revocation Period described in Section 19 expires; provided that the first reimbursement after the Revocation Period shall include a reimbursement for any health insurance premiums paid by you for you and your family under the Company’s existing health plans since the Separation Date. If you become eligible for and elect to take healthcare benefits under another employer’s plan during the eighteen (18) month period, you will promptly notify the Company and understand the COBRA reimbursement will terminate thereon.  If the Company wishes to avoid any adverse consequences to you or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010, then the Company may gross-up the payment such that you are reimbursed for the full COBRA premium on an after-tax basis.

(c).It is understood that you will make one visit to the Company’s offices in Palo Alto, California to remove your personal effects and say goodbye to employees.  The date and time of such visit shall be coordinated with and approved by the Company’s Interim Chief Executive Officer as of the date of this Agreement, and it is understood that you will not discuss ongoing Company business or any ongoing litigation or other legal proceedings during the visit.

(d).You will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that you may receive from any other source reduce any such payment.

3.

Forfeiture.  In consideration for the payments and benefits you will receive from the Company pursuant to this Agreement and for other good and valuable consideration, except as otherwise expressly set forth in Section 2, you agree to cancel, forfeit and waive all rights to and interests in, and forfeit all underlying shares of stock pursuant to, the following: (i) all payments and benefits under the Retention Agreement, effective as of October 26, 2017, by and between the Company and you (the “Retention Agreement”); (ii) all performance stock units under the PSU Agreement; (iii) all restricted stock units, whether vested or unvested, under the 2017 RSU Agreement; (iv) all restricted stock units, whether vested or unvested, under the 2018 RSU Agreement; (v) all unvested shares of restricted stock under the RSA Agreement; (vi) all restricted stock units, whether vested or unvested, under the 2019 RSU Agreement; and (vii) all dividend equivalent units, whether vested or unvested, under the PSU Agreement, the 2017 RSU Agreement, the 2018 RSU Agreement and the 2019 RSU Agreement.  With the exception of any indemnification arrangement or agreement you have with the Company (except that you hereby agree that you will not be entitled to indemnification under any indemnification arrangement or agreement, notwithstanding anything to the contrary therein, with respect to matters relating to any current pending litigation or legal action against you, or any matters or proceedings related thereto, or any litigation or legal action derived or based on the same facts alleged therein), you agree to waive all rights to and interest in any other agreement or arrangement that you have with the Company, its subsidiaries or affiliates, including, without limitation, the letter agreement, dated July 5, 2019, by and between the Company and you, regarding tolling of a vesting date with respect to certain restricted stock units and shares of restricted stock (the “Tolling Letter”).

4.

Your General Release.  In further consideration for the payments and benefits you will receive from the Company pursuant to this Agreement and for other good and valuable consideration, you, for and on behalf of yourself, your heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, knowingly and voluntarily, hereby waive, remit, release and forever discharge the Company, its subsidiaries, parents, affiliates, divisions, portfolio investments, predecessors, successors and assigns, and each of their current and former officers, directors, stockholders, employees, agents, attorneys, lenders, investors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to herein as the "Company Released Parties") of and from any and all manner of actions, claims, liens, demands, liabilities, potential or actual causes of action, charges, complaints, suits (judicial, administrative, arbitral or otherwise), damages, debts, demands, claim for or obligation to pay for attorneys' fees, costs, fees, or other expenses, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law, public policy, third-party beneficiary and/or other theory or basis and/or other theory or basis, arising at any time from the beginning of time to the date of the execution of this Agreement, including, but not limited to, any claim that you have asserted, now assert or could have asserted.  The claims released or acknowledged not to exist include, but are not limited to, any claims for violation of: (i) Title VII of the Civil Rights Act of 1964; (ii) The Civil Rights Act of 1991; (iii) The Older Workers Benefit Protection Act; (iv) Sections 1981 through 1988 of Title 42 of the United States Code; (v) The Employee Retirement Income Security Act of 1974; (vi) The Immigration Reform and Control Act; (vii) The Americans with Disabilities Act of 1990; (viii) The Age Discrimination in Employment Act of 1967 ("ADEA"); (ix) The Older Workers Benefit Protection Act; (x) The Workers Adjustment and Retraining Notification Act; (xi) The Occupational Safety and Health Act; (xii) The Fair Credit Reporting Act; (xiii) The Sarbanes-Oxley Act of 2002; (xiv) The Family and Medical Leave Act; (xv) The Equal Pay Act; (xvi) The Worker Adjustment and Retraining Notification Act; (xvii) any other federal, state or local civil, human rights, bias, whistleblower, discrimination, wage, wage-hour, compensation, retaliation, employment, human rights, labor or any other local, state or federal law, regulation or ordinance; (xviii) the California Fair Employment and Housing Act; (xix) the California False Claims Act; (xx) the Unruh Civil Rights Law; (xxi) the California Family Rights Act; (xxii) the Moore-Brown-Roberti Family Rights Act; (xxiii) the California Worker Adjustment and Retraining Notification Act; (xxiv) the California Labor Code including (without limitation) the California political activities discrimination statute, Cal. Labor Code §1101; the California Whistleblower Protection Laws, Cal. Lab. Code § 1102.5, Cal. Lab. Code §§ 98.6 & 98.7; California crime victim or domestic violence victim discrimination statute, Cal. Labor Code § 230; the California equal pay law, Cal. Labor Code §1197.5; (xxv) the California Military and Veterans Code; (xxvi) the California Occupational Safety and Health Act; (xxvii) the California Voting Leave Law, (xxviii) any amendments to the foregoing laws; (xxix) any benefit, payroll or other plan, policy or program (except as to vested benefits as of the Separation Date, other than vested benefits under any equity or equity-based awards or agreements); (xxx) any public policy, contract, third-party beneficiary, tort, or common law obligation under the laws of any jurisdiction; and (xxxi) any claim for or obligation to pay for attorneys' fees, costs, fees, or other expenses, except business expenses incurred by you before the Separation Date.  Notwithstanding the foregoing, this Section 4 will not release the Company Released Parties from any claims by you relating to (a) the obligations of the Company under this Agreement; (b) any rights to indemnification or expense advancement under the Company's bylaws or by statute or any applicable policy of directors' and officers' insurance maintained by the Company (for the avoidance of doubt, you agree and acknowledge that the Company has no obligation to indemnify you or advance expenses in connection with any current pending litigation or legal action against you, or any matters or proceedings related thereto, or any litigation or legal action derived or based on the same facts alleged therein); (c) any vested rights under any benefit plans, except vested rights under any equity or equity-based awards or agreements; or (d) any other rights or benefits that, as a matter of law, may not be waived, including but not limited to unwaivable rights you might have under federal and/or state law.

5.

Company’s General Release.  The Company on behalf of itself, and its successors, and assigns, knowingly and voluntarily, hereby waives, remits, releases and forever discharges you and your heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns of and from any and all manner of actions, claims, liens, demands, liabilities, potential or actual causes of action, charges, complaints, suits (judicial, administrative, arbitral or otherwise), damages, debts, demands, claim for or obligation to pay for attorneys' fees, costs, fees, or other expenses,  obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law, public policy, third-party beneficiary and/or other theory or basis, arising at any time from the beginning of time to the date of the execution of this Agreement, including, but not limited to, any claim that the Company has asserted, now asserts or could have asserted.  Notwithstanding the foregoing, this Section 5 will not release you from (a) any claims by the Company relating to your obligations under this Agreement, (b) intentional and knowing acts of fraud against or involving the Company or any of its subsidiaries or affiliates, to the extent the facts underlying any such claim were unknown to the Company on the date hereof, (c) intentional and knowing acts of embezzlement against or involving the Company, its subsidiaries or affiliates or the intentional and knowing commission of serious misstatements of, or other serious irregularities in respect of, the financial statements or other financial aspects of the Company’s business or that of any affiliate or subsidiary, only to the extent the facts underlying any such claim were unknown to the directors (other than you) and the signatory for the Company on the date hereof, or (d) any material damage to or impairment of the Company, any subsidiary or any affiliate related to knowing, willful or intentional criminal acts against or involving the Company, any subsidiary or any affiliate or knowing, willful or intentional violations of any applicable law, rule or regulation, including without limitation, any violations of any securities, lending or investment laws, rules or regulations, only to the extent the facts underlying any such claim were unknown to the Company on the date hereof.

6.

Covenant Not to Sue.  Each party covenants and agrees not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any claim(s) barred or released by the General Releases in Section 4 and 5 (the “Releases”).   If either party does so, and the lawsuit is found to be barred in whole or in part by any of the Releases, the prevailing party shall be entitled to recover their or his attorneys’ fees and costs, or the proportions thereof, incurred in defending against those claims that are found to be barred.  You shall not join, participate in or provide any assistance with respect to any lawsuit, action or other proceeding against any of the Company Released Parties by any private individual or corporate entity in any forum, including, without limitation, any shareholder action, whether derivative or otherwise, other than a lawsuit, action or other proceeding based on the commission by the Company of acts that occur after the Separation Date.  Notwithstanding the foregoing, nothing in this Section 6 will preclude or prevent you from filing a claim that challenges the validity of the Release solely with respect to your waiver of any claims arising under ADEA, and you shall not be required to pay the attorneys’ fees and costs of any Company Released Party in connection with such a challenge.  However, you acknowledge that this Release applies to all claims you have or may have under the ADEA and that, unless the Release is held to be invalid, all of your claims under the ADEA will be extinguished.  You acknowledge and agree that you have not given, sold, assigned or transferred to anyone else, any claim, or a portion of a claim referred to in this Agreement.  You and the Company acknowledge that that this Agreement does not limit either party's right, where applicable, to participate in an investigative proceeding of any federal, state or local government agency, including your right to file a charge with the Equal Employment Opportunity Commission.  You agree that if such an administrative claim is made asserting any claim released in this Agreement, you will not be entitled to recover any individual monetary award or relief or other individual remedies.  Nothing contained in this Agreement, or the fact of its execution or transmission, will be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of you or the Company, or any violation of foreign, federal, state or local statutory or common law or regulation or ruling.

7.

Section 1542 Acknowledgement.  By signing below, the parties all acknowledge that you and they have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."  The parties hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the General Releases provided in Sections 4 and 5 above.  Accordingly, the parties agree and acknowledge that the above General Releases apply not only to claims that are presently known, suspected, or disclosed, but also to claims that are presently unknown, unsuspected, or undisclosed.  The parties acknowledge that they are assuming the risk that the facts may turn out to be different from what they believe them to be and agree that the General Releases in this Agreement shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

8.	Confidentiality; Return of Property; Nonsolicitation; Cooperation.

(a).You hereby covenant and agree that you will not, without the prior written consent of the Company, disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, its subsidiaries, affiliates or portfolio investments, any confidential or proprietary information of the Company, its subsidiaries, affiliates or portfolio investments and any idea, concept, know-how, expertise or other unique ability discovered through your employment with the Company.  For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company (including any such information you may have developed during your employment), and that is not publicly available (other than by your breach of this Section 8(a)) or generally known to persons engaged in businesses similar or related to those of the Company).  Confidential or proprietary information will include, without limitation, the Company’s  financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, proprietary technology or software (including features and functionality of software) used in the management of the business of the Company and all other secrets and all other information of a confidential or proprietary nature (“Confidential Information”).  For purposes of the preceding two sentences, the term “Company” will also include any parent, subsidiary, affiliate or portfolio investment of the Company (collectively, the “Restricted Group”).  The obligations imposed by this Section 8(a) will not apply (i) if such confidential or proprietary information has become, through no fault of you, generally known to the public or (ii) if you are required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).  Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of any applicable law or regulation (it being understood that you do not need the prior authorization of the Company to make any such reports or disclosures or to notify the Company that you have made such reports or disclosures).  Further, in accordance with the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b).You shall proffer to the Company or the Company’s designee, no later than seven (7) days following the Separation Date (or upon the earlier request of the Company), and, if directed to do so by the Company, permanently destroy without retaining any copies, notes or excerpts thereof, all property of the Company and its subsidiaries and affiliates in whatever form, including, without limitation, all documents, including electronically-stored information (“ESI”) which includes any electronic record or information in a form that requires a computer or other machine to create, process, and read it (“Documents and ESI”).  Documents and ESI include, but are not limited to: memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in your actual or constructive possession or which are subject to your control.  The Company understands that Orrick, Herrington & Sutcliffe, your personal counsel, is maintaining in its possession certain electronic devices issued by the Company that may reasonably be needed in connection with litigation ongoing as of the Separation Date.  Notwithstanding the provisions of this paragraph, Orrick may maintain possession of the devices until the conclusion of such litigation as it pertains to you and any appeal thereon and will then permanently destroy or return, as directed by the Company, the devices in accordance with this Section 8(b).  Orrick will use its commercially reasonable best efforts at all times to maintain and protect the confidentiality of all information and devices in its possession.

(c).You hereby covenant and agree that for eighteen (18) months after the Separation Date you will not, without the prior written consent of the Company, on behalf of you or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

(d).Except as otherwise provided or permitted by applicable law, and subject to the good faith exercise of your Constitutional rights, you agree to reasonably cooperate with the Company, its subsidiaries, affiliates and portfolio investments in any internal investigation, any administrative, regulatory, governmental or judicial proceeding or any dispute with a third party concerning issues about which you have knowledge or that may relate to you or your employment or role with the Company, its subsidiaries, affiliates or portfolio investments.  Your willingness to cooperate hereunder includes, without limitation, being reasonably available to the Company upon reasonable notice for interviews and factual investigations and appearing in a reasonable forum at the request of the Company or as otherwise required by any court of competent jurisdiction or any governmental authority or agency to give testimony (without requiring service of a subpoena or other legal process), and turning over to the Company all Documents and ESI which are or may come into your or your attorneys’ possession.  It shall not be a breach of this Agreement to exercise, in good faith, your Constitutional rights.  The Company shall promptly reimburse you for the reasonable out-of-pocket expenses incurred by you in connection with such cooperation, including reasonable attorney fees.  In addition, any other rights you have under any indemnification arrangement or agreement with the Company (as modified by this Agreement) will remain in full force and effect in connection with any cooperation with the Company.  In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with your ongoing legal matters, business and personal obligations or commitments.  The foregoing restrictions shall not be violated by truthful statements made to any government authority or in response to legal process, required governmental testimony or filings, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e).You will not, directly (or through any other person) make any public or private statements (whether orally or in writing or on any type of social media, tweeting, facebook posts, or blog or similar communication vehicles, including without limitation GlassDoor or similar outlets) that disparage, denigrate, malign or criticize the Company or its subsidiaries, affiliates or portfolio investments or the Company’s or its subsidiaries’, affiliates’ or portfolio investments’ businesses, activities, operations, affairs, reputations or prospects or any of their respective officers, named-executive officers, employees, and directors (collectively as of the date hereof) (the “Protected Persons”). The Company will direct its Section 16 officers, directors and employees of the Company to refrain from making any public or private statements (whether orally or in writing or on any type of social media, tweeting, facebook posts, or blog or similar communication vehicles, including without limitation GlassDoor or similar outlets) that disparage, denigrate,  malign or criticize you, your tenure with the Company, or any of your immediate family members.  For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate, malign or criticize a Protected Person or you if such statement could be reasonably construed to adversely affect the opinion any other person may have or form of any such Protected Person or you.  The foregoing restrictions shall not be violated by truthful statements made to any government authority or in response to legal process, required governmental testimony or filings, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(f).For a period of three years from the date of this Agreement (the "Restricted Period"), except as specifically requested in writing by the Company, you, singly or with any other person or directly or indirectly, shall not propose, enter into, or agree to enter into, or encourage any other person to propose, enter into, or agree to enter into (i) any form of business combination, acquisition or other transaction relating to the Company, its subsidiaries, affiliates or portfolio investments or (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company, its subsidiaries, affiliates or portfolio investments. Furthermore, during the Restricted Period, except as specifically requested in writing by the Company, you shall not, singly or with any other person or directly or indirectly, (1) acquire, or offer, propose or agree to acquire, by tender offer, purchase or otherwise, any voting securities of the Company, its subsidiaries, affiliates or portfolio investments, (2) make, or in any way participate in, any solicitation of proxies or written consents with respect to voting securities of the Company, its subsidiaries, affiliates or portfolio investments (it being understood that the mere voting of the shares that you own or the execution of a proxy or written consent shall not be treated as constituting participation in such a solicitation), (3) become a participant in any election contest with respect to the Company, its subsidiaries, affiliates or portfolio investments, (4) seek to influence any person with respect to the voting or disposition of any voting securities of the Company, its subsidiaries, affiliates or portfolio investments, (5) demand a copy of the Company’s, its subsidiaries’, affiliates’ or portfolio investments’ list of stockholders or their other books and records, (6) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial ownership of any voting securities of the Company, its subsidiaries, affiliates or portfolio investments or that seeks to affect control of the Company, its subsidiaries, affiliates or portfolio investments or for the purpose of circumventing any provision of this Agreement, (7) propose or support any director or slate of directors for nomination, appointment or election to the Board of Directors of the Company or its subsidiaries or affiliates (it being understood that the mere execution of a proxy or written shareholder consent shall not be treated as constituting such support), (8) otherwise act to seek or to offer to control or influence, in any manner, the management, Board of Directors or policies of the Company, its subsidiaries, affiliates or portfolio investments, or (9) participate in any shareholder action against the Company, its subsidiaries, affiliates or portfolio investments other than a lawsuit, action or other proceeding based on the commission by the Company of acts that occur after the Separation Date as contemplated by Section 6 above.

(g).The parties agree that the covenants contained in this Section 8 are reasonable under the circumstances and subject to the provisions of Section 13 of this Agreement.  The parties acknowledge and agree that the remedy at law available to you and the Company for breach of any of obligations under this Section 8 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, the parties acknowledge, consent and agree that, in addition to any other rights or remedies that you or the Company may have at law, in equity or under this Agreement, upon adequate proof of a violation of any such provision of this Agreement, you and the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage

(h).Any material breach by you of Section 4, 6, 8, 9 or 10 shall result in the immediate cessation of any outstanding, unpaid payments and benefits set forth in Section 2 above; provided, that the Company shall provide you with 30 days’ notice prior to ceasing payments and benefits to you or, if the payment is due in less than 30 days, as soon as reasonably practical from when the Chief Executive Officer of the Company has actual knowledge.    For the avoidance of doubt, in the event of a breach by you of any term or provision in this Agreement, the Company shall have, in addition to all rights and remedies under this Agreement, all rights and remedies provided under applicable law, which rights shall be cumulative.

9.

No Pending Claims.  The parties affirm that they are not a party to, and have not filed or caused to be filed, any claim, complaint, or action against the other parties to this Agreement or any other released party in any forum.

10.Your Representations.  You hereby affirm and acknowledge:

(a)To the best of your knowledge and belief, you have not knowingly and inappropriately divulged any Confidential Information in violation of this Agreement.

(b)To the best of your knowledge and belief, you are not aware of any unreported Foreign Corrupt Practices Act or International Traffic in Arms Regulations violations or of any corporate fraud committed by the Company or any of its subsidiaries, officers, directors, or employees.

(c)You acknowledge that you will not be eligible to receive the benefits described herein, and all rights that you have to such benefits under this Agreement will be terminated, if you are found by a Court to have committed during your employment any acts of knowing and intentional fraud against the Company or its subsidiaries, affiliates or portfolio investments.  You further agree and acknowledge that you remain responsible for any previously filed statements with the Securities and Exchange Commission in accordance with its rules and regulations.

(d)To the best of your knowledge and belief, all financial statements that were filed while you were the Chief Executive Officer, present fairly, in all material respects, the consolidated financial position, assets and liabilities, results of operations, changes in net assets, cash flows and investments of the Company and its consolidated subsidiaries as of the end of and for the applicable period in accordance with GAAP, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

11.	Amendments. This Agreement may not be modified, altered, or amended except in writing and signed by the parties. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to enter into this Agreement.
12.

Governing Law.  The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of California.  Any and all disputes arising hereunder shall be subject to the exclusive jurisdiction and venue of the federal and state courts in and for the State of California.  The parties agree that they shall indemnify the other party/parties for his/its reasonable attorneys’ fees and costs incurred in successfully prosecuting or defending any action or counterclaim against him/it, where said action or counterclaim is based upon the breach of any term of this Agreement.

13.

Enforcement and Severability.  In the event that one or more terms or provisions of this Agreement are found to be invalid or unenforceable for any reason or to any extent, each remaining term and provision shall continue to be valid and effective and shall be enforceable to the fullest extent permitted by law, including, without limitation, the right of the Company to demand repayment of any amounts paid or reimbursed to you hereunder.

14.

Entire Agreement.  This Agreement contains the entire agreement between you and the Company and supersedes all other agreements, written or oral, between you and the Company (excluding any indemnification arrangement or agreement between you and the Company which remains in full force and effect (other than to the extent modified by this Agreement)) including, without limitation, (a) the Retention Agreement, (b) the PSU Agreement, (c) the 2017 RSU Agreement, (d) the 2018 RSU Agreement, (e) the RSA Agreement, (f) the 2019 RSU Agreement and (g) the Tolling Letter; provided, that Sections 13 and 15 of the 2017 RSU Agreement, the 2018 RSU Agreement and the 2019 RSU Agreement shall remain in full force and effect.  The failure of any party to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, nor to in any way affect the validity of this Agreement or the right of either of the parties to thereafter enforce any provision of this Agreement.  The parties acknowledge that they have not relied on any representations, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement.  Except as otherwise expressly provided herein, you agree and acknowledge that you hereby waive any rights to, and are not entitled to, any payments and/or benefits and/or other rights under (i) any indemnification arrangement or agreement to the extent relating to any current pending litigation or legal action against you, or any matters or proceedings related thereto, or derived or based on the same facts alleged therein, (ii) the Retention Agreement, (iii) the PSU Agreement, (iv) the 2017 RSU Agreement, (v) the 2018 RSU Agreement, (vi) the RSA Agreement, (vii) the 2019 RSU Agreement and (viii) the Tolling Letter.

15.Clawback.  You acknowledge and agree that, to the extent required by applicable law, you shall remain subject to the terms and conditions of any recoupment policies of the Company as in effect on the date hereof and compensation recovery or disgorgement thereunder.

16.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and each of which will together constitute one and the same agreement.
17.

Notices.  For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered, delivered by email or dispatched by pdf or electronic facsimile transmission, or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed as follows:

To the Company:

Hercules Capital, Inc.

400 Hamilton Avenue

Suite 310

Palo Alto, CA 94301

Fax: (617) 314-9997

Attention: Scott Bluestein

Email:  sbluestein@htgc.com

With copies (which copies

shall not constitute notice) to:	Keker, Van Nest & Peters LLP

633 Battery Street

San Francisco, CA 94111-1809

Fax: (415) 397-7188

Attention: Warren Braunig

Email: wbraunig@keker.com

And:	Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036

Fax: (212) 698-3599

Attention: Jay Alicandri

Email: jay.alicandri@dechert.com

To you:  at your home address most recently filed with the Company

With a copy (which copy

shall not constitute notice) to:	Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105-2669

Fax: (415) 773-5759

Attention: Michael D. Weil

Email: mweil@orrick.com

or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

18.	Section 409A. The payments and benefits provided under Section 2 are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder ("Section 409A").  Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder, if any, that constitute non-exempt "deferred compensation" (as defined in Section 409A) that are payable by reason of your termination of employment will not be paid or provided to you until you have undergone a "separation from service" (as defined in Section 409A). If it is determined by you and the Company that any payments or benefits due to you hereunder would otherwise cause the application of an accelerated or additional tax under Section 409A if paid or provided to you pursuant to this Agreement during the six-month period immediately following your "separation from service" (as defined in Section 409A), such payments or benefits will instead be payable in a single lump sum on the first business day after the date that is six (6) months following such "separation from service" or, if earlier, within ten (10) business days following receipt of notice by the Company of your death. Your right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. If you are entitled to be paid or reimbursed for any taxable expenses, and such payments or reimbursements are includable in your federal gross taxable income, the amount of such expenses reimbursable in any one calendar year will not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right to reimbursement of expenses under this Agreement will be subject to liquidation or exchange for another benefit. You will be solely responsible for all taxes and other amounts due in connection with any payment hereunder. None of the Company, its affiliates, subsidiaries, or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by you in connection with any payment hereunder, including, without limitation, under Section 409A.

19.	Revocation.

YOU MAY TAKE UP TO TWENTY-ONE (21) CALENDAR DAYS FROM THE DATE OF YOUR RECEIPT OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT BEFORE YOU SIGN IT; YOU MAY SIGN IT EARLIER IF YOU WISH, BUT THE DECISION IS ENTIRELY YOURS. Any changes made to this agreement during such 21-day period will not restart the 21-day period.  YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY YOU EXECUTE THE AGREEMENT AND THE AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF THAT SEVEN (7) CALENDAR DAY PERIOD.

ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY'S GENERAL COUNSEL AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE."  THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE COMPANY'S GENERAL COUNSEL OR HER DESIGNEE, OR MAILED TO THE COMPANY'S GENERAL COUNSEL TO BE RECEIVED WITHIN SEVEN (7) CALENDAR DAYS AFTER EXECUTION OF THIS AGREEMENT.  IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY IN CALIFORNIA, THEN THE REVOCATION PERIOD WILL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR HOLIDAY.

YOU ARE HEREBY ADVISED TO CONSULT WITH AN ATTORNEY OF YOUR OWN CHOOSING AND AT YOUR OWN EXPENSE PRIOR TO EXECUTING THIS AGREEMENT. THE AGREEMENT, AMONG OTHER THINGS, WAIVES RIGHTS THAT YOU MAY HAVE UNDER ADEA. YOU ACKNOWLEDGE THAT THIS AGREEMENT PROVIDES CONSIDERATION IN ADDITION TO ANY AMOUNTS OR BENEFITS TO WHICH YOU WERE OTHERWISE ENTITLED.

[Signature Page Follows]

Very Truly Yours,

HERCULES CAPITAL, INC.

By: /s/ SCOTT BLUESTEIN

Name: Scott Bluestein

Title: Interim Chief Executive Officer and Chief Investment Officer

Agreed to and Accepted:

/s/ MANUEL HENRIQUEZ

Manuel Henriquez

[Signature Page to the Separation Agreement]